Exhibit 21

Subsidiaries of Alliant Techsystems Inc.

as of March 31, 2007

All subsidiaries listed below are 100% owned except where noted.

State of
Subsidiaries		Incorporation or Organization

•	ATK Commercial Ammunition Holdings Company Inc.	Delaware
	• ATK Commercial Ammunition Company Inc.	Delaware
	• Federal Cartridge Company	Minnesota
	• Ammunition Accessories Inc.	Delaware
•	ATK Launch Systems Inc.	Delaware
•	Micro Craft Inc.	Minnesota
•	ATK Space Systems Inc.	Delaware
	• COI Ceramics, Inc. (59% ownership)	California
•	ATK Insurance Company	Vermont